Exhibit 99.24

AMENDMENT TO LOAN AND SECURITY AGREEMENT NUMBER _______

DATED __________________, 1999 (THE "AGREEMENT") BY AND BETWEEN

WENTWORTH CAPITAL, A DIVISION OF CHARTER FINANCIAL, INC.

("SECURED PARTY") AND PITTSFIELD MOLD & TOOL, INC. ("DEBTOR")

The Agreement shall be amended as follows:

1. Amend subsection (c) of Section 7 of the Agreement by deleting the following:

provided, however, that Debtor shall pay taxes on or measured by the net income of Secured Party and franchise taxes of Secured Party only to the extent that such net income taxes or franchise taxes are levied or assessed in lieu of any other taxes, assessments or other governmental charges hereinabove described

2. Amend subsection (a) of Section 8 of the Agreement by adding at the end of the subsection the following:

with the exception of the existing liens in favor of Berkshire Bank and the Kirchner Family Nominee Trust which are now and shall at all times be subordinate to the interests of Secured Party

3.Amend subsection (a) of Section 10 of the Agreement by adding the following after "Liabilities:"

within ten (10) days of

4. Amend subsection (c) of Section 10 of the Agreement by adding at the end of the subsection the following:

which failure continues uncured for ten (10) days

5. Amend subsection (d) of Section 10 of the Agreement by adding at the end of the subsection the following:

beyond any applicable grace or cure period

6. Amend the last sentence of subsection (3) of Section 10 of the Agreement by deleting "without any liability arising with respect thereto."

7. Amend the first sentence of Section 15 by adding at the beginning of the sentence the following:

Except as otherwise provided in a Prepayment Agreement between the parties hereto of even date herewith and

This Amendment shall be deemed a supplement to and an indivisible part of the Agreement.

PITTSFIELD MOLD & TOOL, INC.	WENTWORTH CAPITAL, a division of CHARTER FINANCIAL, INC.

By:_________________________	By:______________________________
Title:________________________	Title:____________________________
Date:________________________	Date:____________________________